Exhibit 99.1
FirstEnergy Corp.                               For Release: December 10, 2004
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                             Investor Contact:
Todd Schneider                                  Kurt Turosky
(330) 761-4055                                  (330) 384-5500

             FIRSTENERGY UPDATES STATUS OF GRAND JURY INVESTIGATION
                         INVOLVING ITS FENOC SUBSIDIARY

         Akron, OH - In late 2003, FirstEnergy Corp.'s FirstEnergy Nuclear Operating Company (FENOC) subsidiary received a grand jury subpoena requesting the production of certain documents and records relating to the inspection and maintenance of the reactor vessel head at its Davis-Besse Plant. The documents and materials were provided to the grand jury sitting in the United States District Court for the Northern District of Ohio, Eastern Division.

         Today, the company received a letter from the United States Attorney's office stating that FENOC is a target of the federal grand jury investigation into alleged false statements made to the Nuclear Regulatory Commission (NRC) in the Fall of 2001 in response to NRC Bulletin 2001-01. The letter also said that the designation of FENOC as a target indicates that, in the view of the prosecutors assigned to the matter, it is likely that federal charges will be returned against FENOC by the grand jury.

         FirstEnergy previously discussed the grand jury investigation as it relates to its FENOC subsidiary in the company's 2003 Annual Report, and in Form 8-K filed on November 21, 2003, and in Form 10-Q filings for the first three quarters of 2004 with the U.S. Securities and Exchange Commission.

         FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; marketing of natural gas; and energy management and other energy-related services.

                                     (more)
Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits), availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outages and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to those outages, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in FirstEnergy's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2003, and its Form 10-Q for the quarter ended September 30, 2004, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.


                                    (121004)